Exhibit 99.1

Paragon Offshore Ltd. 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE COMPLETES
 RESTRUCTURING PLAN AND EMERGES FROM CHAPTER 11

•                  Eliminates approximately $2.3 billion of debt

•                  Emerges with approximately $165 MM of available cash and $85 million in debt

•                  Appoints new board of directors

•                  Launches CEO search

HOUSTON, July 18, 2017 — Paragon Offshore Ltd. (“New Paragon” and the “company”), the Cayman Islands successor company to Paragon Offshore plc (in administration) (OTC: PGNPQ, “Paragon plc”), announced today that the Paragon Offshore group has successfully completed its corporate and financial reorganization.  The plan of reorganization (the “Plan”) under chapter 11 of the United States Bankruptcy Code substantially de-levers the company’s ongoing business, eliminating approximately $2.3 billion of secured and unsecured debt. New Paragon emerges with eight rigs currently operating plus a ninth rig expected to commence operations in August 2017, approximately $165 million of available cash on its balance sheet, and $85 million of new debt.

Mr. Dean E. Taylor, Interim President and Chief Executive Officer of New Paragon, said, “It is with deep satisfaction that we close this chapter of New Paragon’s story.  With a clean balance sheet and good liquidity, we emerge from bankruptcy as a stronger company—more focused on our core operating areas in the North Sea, Middle East, and India and better positioned to compete in the recovering, but still very challenging, offshore drilling industry.  We thank our creditors for working with us to make this new beginning possible, as well as our outgoing board of directors, our employees, our customers, our suppliers, and our advisors.  We now look forward to returning our focus to what we do best-providing Safe, Reliable, and Efficient services to our customers.”

New Paragon also named a new board of directors with immediate effect.  The board members, who were selected by Paragon plc’s secured and unsecured creditors following a successful search by Korn Ferry, are:

•                  Mr. James Swent, a director of Energy XXI Gulf Coast, Inc., and retired Executive Vice President and Chief Financial Officer of ENSCO plc, will serve as Chairman;

•                  Mr. Mark G. Barberio, a director of Life Storage, Inc., Exide Technologies, and Principal and Founder of Markapital, LLC;

•                  Mr. Michael Clark, a director of Halcón Resources Corporation and a former Partner and Portfolio Manager at SIR Capital Management LLC;

•                  Mr. Paul P. Huffard, IV, a director of Vubiq Networks and a former Senior Managing Director in Blackstone’s Restructuring and Reorganization Advisory Group;

•                  Mr. George Sandison, a director of Aspire Holdings LLC and retired Senior Vice President of Global E&P Services for Hess Corporation; and

•                  Mr. Zaki Selim, a director of Parker Drilling and GlassPoint Solar Inc. and retired President of Schlumberger Oilfield Services — Middle East/Asia.

Korn Ferry is also in the process of conducting a search for a Chief Executive Officer.  In the interim, Mr. Taylor will continue in this role.

“We are excited to join the board of a stronger, more secure Paragon,” said Mr. Swent on behalf of the incoming board of directors.  “Our goal is to assist the company in capitalizing on opportunities to unlock value for Paragon’s new shareholders while delivering exemplary services to its customers.”

Additional Information

Upon emergence, New Paragon’s new equity will not be listed on an exchange, nor will New Paragon file any further reports with the U.S. Securities and Exchange Commission.  In connection with the effectiveness of the Plan, the Plan shall deem Paragon plc’s existing shares worthless, and Paragon plc will be deregistered from the SEC.

Neville Barry Kahn and David Philip Soden were appointed Joint Administrators of Paragon plc on May 23, 2017.  The affairs, business and property of Paragon plc are managed by the Joint Administrators.  The Joint Administrators act as agents of Paragon plc and contract without personal liability.  In performing their work in relation to this appointment, the Joint Administrators are bound by the U.K. Insolvency Code of Ethics, a link to which has been provided on the website set up for this case at www.deloitte.com/uk/paragonoffshoreplc

Forward-Looking Disclosure Statement

This document contains forward-looking statements.  Statements regarding New Paragon’s operations and services, its competitive position, liquidity and its balance sheet, the composition of management, ability to create or maximize shareholder value, and the nature of the offshore drilling industry, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions.  These include but are not limited to risks associated with the general nature of the oil and gas industry, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon plc’s annual report on Form 10-K for the fiscal year ended December 31, 2016, Paragon plc’s most recently filed report on Form 10-Q, and in Paragon plc’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About New Paragon

New Paragon is a leading provider of standard specification offshore drilling services.  New Paragon’s current fleet includes 32 jackups, including two high specification heavy duty/harsh environment jackups, four drillships, and one semisubmersible.  New Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. New Paragon’s principal executive offices are located in Houston, Texas.  New Paragon is a company incorporated in the Cayman Islands with registered number MC-323580, and registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.  Additional information is available at www.paragonoffshore.com.

For additional information, contact:

For Investors & Media:	Lee M. Ahlstrom
Senior Vice President & Interim Chief Financial Officer
+1.832.783.4040